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                     May 18, 2020

       David T. Pearson
       Chief Financial Officer
       Vonage Holdings Corp.
       23 Main Street
       Holmdel, NJ 07733

                                                        Re: Vonage Holdings
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            Form 8-K
                                                            Filed February 18,
2020
                                                            File No. 001-32887

       Dear Mr. Pearson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology